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                                                                    EXHIBIT 12.1

                            MAJESTIC STAR CASINO, LLC
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (Amounts in thousands of dollars)

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
(UNAUDITED)
                                              Fiscal year ended            Six months ended June 30,
                                        --------------------------------   -------------------------
                                         1996(B)      1997         1998        1998       1999
                                        -------     -------      -------     -------     -------
Net Income
 (loss)                                ($ 8,887)   ($13,887)   ($ 4,473)      -4058   ($13,024)

Extraordinary Item:
     Loss on bond
     redemption(C)                       15,238

     Interest Expense and
     amortization of debt discount
     and premium
     on all indebtedness                  8,598      12,877       15851        7920       7925
                                       --------    --------    --------    --------   --------
Earnings (loss) before fixed charges   ($   289)   ($ 1,010)   $ 11,378    $  3,862   $ 10,139

Fixed Charges:
     Interest Expense                     8,598      12,877      15,851       7,920      7,925
     Capitalized Interest                   213       2,317
                                       --------    --------    --------    --------   --------
Total Fixed Charges                       8,811      15,194      15,851       7,920      7,925

Ratio of earnings to fixed charges        (A)        (A)         (A)         (A)          1.28
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     (A)  As a result of the losses incurred, the company was unable to fully cover the indicated fixed charges.

     (B)  The Company had 205 days of gaming operations during 1996.

     (C) The loss on bond redemption was excluded from earnings (loss) before fixed charges. If the loss on bond redemption was included, the Company would have been unable to fully cover the indicated fixed charges.